Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated March 20, 2025, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-276942) and related Prospectus of Autolus Therapeutics plc for the registration of ordinary shares, American Depositary Shares representing ordinary shares, debt securities and warrants.

/s/ Ernst & Young LLP

Reading, United Kingdom

March 20, 2025